Exhibit 10.3

2014 Restricted Stock Award
To Board of Directors

TRIMAS CORPORATION
2011 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AGREEMENT

TriMas Corporation (“Corporation”), as permitted by the TriMas Corporation 2011 Omnibus Incentive Compensation Plan (“Plan”), hereby grants to the individual listed below (“Grantee”), a Restricted Stock Award (“Award”) for the number of shares of the Corporation’s Common Stock set forth below (“Restricted Stock”), subject to the terms and conditions of the Plan and this Restricted Stock Agreement (“Agreement”).
Unless otherwise defined in this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan. The term “Service Provider” as used in this Agreement means an individual actively providing services to the Corporation or a Subsidiary or Affiliate of the Corporation. A Service Provider includes a member of the Board.
I.    NOTICE OF RESTRICTED STOCK AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	[grant date]
Grant Date:	[grant date]
Number of Shares of Restricted Stock in Award:	[number of shares]

II.    AGREEMENT
A.    Grant of Restricted Stock. The Corporation hereby grants to Grantee (who, pursuant to this Award is a Participant in the Plan) the number of shares of Restricted Stock set forth above, subject to adjustment as provided otherwise in this Agreement. Notwithstanding anything to the contrary anywhere else in this Agreement, the shares of Restricted Stock in this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.
1.    Vesting. The Restricted Stock will vest in full on the first anniversary of the Grant Date (the one-year period shall be known as the “Restriction Period”), subject to Grantee’s continued status as a Service Provider through the end of such Restriction Period.
2.    Rights as Stockholder. Except for the potential forfeitability of the Restricted Stock before the lapse of restrictions set forth in Section II.A.1 above, Grantee has all rights of a stockholder (including voting and dividend rights) commencing on the date of the Corporation’s book entry evidencing the grant of Restricted Stock under this Agreement. With respect to any dividends that are paid with respect to the Restricted Stock between the date of this Agreement and the end of the Restriction Period, such dividends

(whether payable in cash or shares) shall be subject to the same restrictions as the Restricted Stock, including any forfeiture provisions described in Section II.A.4 below.
3.    Adjustments. The Restricted Stock covered by this Award will be subject to adjustment as provided in Section 17 of the Plan.
4.    Termination of Services. The Restricted Stock subject to this Award will be forfeited if Grantee terminates as a Service Provider, or if Grantee’s status as a Service Provider is terminated by the Corporation for any reason before the Restricted Stock vests and the restrictions lapse. If Grantee ceases to be a Service Provider prior to the end of the Restriction Period as a result of Grantee’s death or Disability, Grantee shall fully vest in the Restricted Stock subject to the Award. Upon the lapse of the transfer restrictions, the Restricted Stock is fully transferable. Further, the Corporation retains the right to accelerate the vesting of all or a portion of the Restricted Stock subject to this Award.
B.    Other Terms and Conditions.
1.    Non-Transferability of Award. Except as described below, this Award and the Restricted Stock subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. Notwithstanding the foregoing, with the consent of the Administrator, in its sole discretion, Grantee may assign or transfer this Award and its underlying Restricted Stock to a trust or similar vehicle for estate planning purposes (the “Permitted Assignee”), provided that any such assigned Restricted Stock shall remain subject to all terms and conditions of the Plan and this Agreement, and the Permitted Assignee executes an agreement satisfactory to the Corporation evidencing these obligations. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
2.    Taxes. Grantee is responsible for the payment of any and all taxes that arise with respect to the Award. Grantee agrees to tender sufficient funds to satisfy any applicable taxes arising in connection with the vesting of and the lapse of restrictions on the Restricted Stock under the Award.
3.    Dispute Resolution. Grantee and the Corporation agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section II.B.3, irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)Negotiation. Grantee and the Corporation will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
(b)Arbitration. If Grantee and the Corporation do not reach a solution within a period of 30 days from the date on which the dispute, claim, disagreement, or controversy arises, then, upon written notice by Grantee to the Corporation or the Corporation to Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules (the “Arbitration Rules”).

(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Corporation will pay all of the fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys fees or other costs of representation.
(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.
(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section II.B.3 survive the termination or expiration of this Agreement, are binding on the Corporation’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Corporation. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.
5.    Code Section 409A. Without limiting the generality of any other provision of this Agreement, Section 18.9 of the Plan pertaining to Code Section 409A is hereby explicitly incorporated into this Agreement.
6.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or may interfere with or restrict in any way the rights of the Corporation or any Subsidiary, which are hereby expressly reserved.
7.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.

TRIMAS CORPORATION
Dated: [grant date], 2014	By: ___________________________________ Name: Joshua Sherbin Title: Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED STOCK AGREEMENT, NOR IN THE CORPORATION’S 2011 OMNIBUS INCENTIVE COMPENSATION PLAN, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE CORPORATION OR ANY PARENT OR SUBSIDIARY OR AFFILIATE OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions of the Plan. Grantee hereby accepts this Restricted Stock Award subject to all of the terms and provisions of this Agreement. Grantee has reviewed the Plan and this Restricted Stock Agreement in their entirety. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award.